Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements on Form S-8, No. 333-233635, No. 333-192169, No. 333-137943, No. 333-11097 and Post-Effective Amendment No. 2 to Registration Statements on Form S-8, No. 333-120663 and No. 333-67208 of MIND Technology, Inc. (formerly known as Mitcham Industries, Inc.) of our report dated April 28, 2020, relating to the consolidated financial statements and schedule of Mitcham Industries, Inc. which report appears in the Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2020 (and expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern).

/s/ Moss Adams LLP

Houston, Texas
September 15, 2020